Contact: Chaparral Energy Joe Evans, CFO 405-478-8770 joe.evans@chaparralenergy.com

NEWS RELEASE	Chaparral Energy, Inc Diane Montgomery VP – Finance/Investor Relations diane.montgomery@chaparralenergy.com

Chaparral Energy Announces Year-End Reserves and 2012 Guidance,
Reaffirms 2011 Production Guidance

OKLAHOMA CITY, February 24, 2012 – Chaparral Energy, Inc. today announced year-end 2011 reserves, 2012 Guidance and reaffirmed 2011 production guidance.
YEAR-END 2011 RESERVES
Chaparral Energy today reported total proved reserves as of December 31, 2011 of 156.3 million barrels of oil equivalent (MMBOE) with a PV-10 value of $2.3 billion. This is a 4.7% increase compared with 149.3 MMBOE of proved reserves at the end of 2011.
The Company’s proved reserves are summarized in the table below.

	As of December 31, 2011
	Oil/Liquids	Gas	Total	%Oil/	% Total	PV-10
Classification of Reserves	(MMBbls)	(Bcf)	(MMBOE)	Liquids	Proved	(In millions)
Proved Developed Producing	52.0	183.8	82.6	63%	53%	1,538.4
Proved Developed Non-Producing	10.5	42.2	17.6	60%	11%	201.6
Total Proved Developed	62.5	226.0	100.2	62%	64%	1,740.0
Proved Undeveloped	37.9	109.3	56.1	68%	36%	569.1
Total Proved	100.4	335.3	156.3	64%	100%	2,309.1
The present value of our total proved reserves discounted at 10% (PV-10) was based on SEC prices of $4.11 per Mcf for natural gas and $96.19 per Bbl for oil.
GUIDANCE
2011 production – In line with previous forecasts, the company expects 2011 production to be approximately 8.65 MMBOE and EBITDA for 2011 is expected to be between $310 million and $315 million.

2012 GUIDANCE
The Company forecasts 2012 production to be in the range of 8.8 to 9.0 MMBOE, representing 2% to 4% year over year growth. Lease operating expense is forecast at $14.25 to $14.75 per barrel of oil equivalent (Boe) and General and Administrative Expense (G&A) is forecast at $5.00 to $5.50 per Boe. Production growth is based on a Capital Expenditures Budget of $330 million for 2012. This represents total spending consistent with 2011 and is consistent with the Company’s previously stated commitments to limit its capital expenditures to cash flow and proceeds received from asset sales. The $330 million capital budget allocates $157 million to drilling and enhancement activities, with approximately 99% of those funds focused on oil related projects. An additional $127 million, which is 38% of the capital budget, is allocated to the development of Enhanced Oil Recovery (EOR) assets primarily located in the Mid-continent region and represents a 53% increase in capital being directed toward development of EOR assets. The remaining $46 million of budgeted capital expenditures is allocated to acquisitions, capitalized G&A and property and equipment.

Drilling activities are centered around continued development of its more than 250,000 acre position in the Northern Oklahoma Mississippi Lime play, its 19,000 acre position in the Avalon play in West Texas, its 28,000 acre position in the Marmaton Play in the Oklahoma/Texas Panhandle area, and continued activity in its Cleveland Sand and Granite Wash Plays.

A large portion of the EOR capital budget is allocated to the development of the Company’s North Burbank CO2 EOR Unit, a world class reservoir containing an estimated 80 million barrels of recoverable oil, located in Osage County in northeast Oklahoma. To supply CO2 for the project, the company is initiating operations to construct a CO2 gathering and compression facility to allow capture of CO2 emissions from the Coffeyville Resources Fertilizer Plant in Coffeyville, KS. In addition, the company is in the Right-of-Way acquisition phase for construction of a 70 mile pipeline to transport the CO2 to the Burbank Field with initial CO2 injection into the field expected in the first quarter of 2013.

In line with what the Company has previously forecasted, 2011 production and reserve growth were limited due to the high allocation of budgeted capex into its EOR activities which do not generate near term production and reserve growth. This continued and increased focus on EOR activities will further limit its 2012 production growth forecast to 2 to 4%. This strategy enhances longer term growth and is consistent with Chaparral’s strategy of driving near term growth with developmental drilling and long term growth through EOR development.

About Chaparral Energy
Chaparral Energy, Inc. is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City. Since its inception in 1988, the Company has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include Ark-La-Tex, North Texas, and the Gulf Coast.
Forward Looking Statements
This news release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Chaparral's filings with the Securities and Exchange Commission.